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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE
                                                                        Contact:

                                                        Raymond F. Kunzmann
                                                        Chief Financial Officer
                                                        Axsys Technologies, Inc.
                                                        (201) 871-1500
                                                        www.axsys.com

                   AXSYS TECHNOLOGIES, INC. ANNOUNCES THE SALE
                        OF ITS BEAU INTERCONNECT DIVISION

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ENGLEWOOD CLIFFS, NJ - FEBRUARY 4, 2000 - As previously announced, Axsys
Technologies, Inc. (Nasdaq:AXYS), a leading supplier of micro-positioning and precision optical products, has entered into an agreement to sell the net assets of its Beau Interconnect Division ("Beau") for $31.8 million in cash, subject to adjustment. The sale is expected to result in an after-tax gain of approximately $13.0 million. Net after-tax cash proceeds from the sale of approximately $21.0 million will be used to repay outstanding bank debt and provide funds for working capital and future acquisitions. The closing of the transaction is subject to the satisfaction or waiver of various conditions, but is currently expected to occur in the first quarter of 2000. Donaldson, Lufkin & Jenrette acted as financial advisor to Axsys Technologies in connection with the transaction.

Commenting on the sale of Beau, Stephen W. Bershad, Chief Executive Officer, stated, "We believe this sale will allow Axsys Technologies to better focus on its strategically aligned businesses and provide significant capital for expansion through start-ups, strategic alliances and acquisitions."

Mr. Bershad also said, "Since joining the Company in September as Chief Operating Officer, Mark Bonney has been working with his Leadership Team on the development of a restructuring plan and strategic realignment of our businesses to better capitalize on our unique capabilities and technologies. The Company expects that implementation of the restructuring plan, which will be announced shortly, will result in a non-recurring charge to earnings. The Company believes, however, that the realignment and follow-on programs will position the Company to better serve its customers."

Axsys Technologies, Inc. supplies micro-positioning and precision optical products for a variety of markets including defense, space, digital imaging and electronic capital equipment. The Company also distributes precision ball bearings for industrial, consumer and other commercial applications. For more information, contact Axsys Technologies, Inc., 910 Sylvan Avenue, Englewood Cliffs, NJ 07632 - (201) 871-1500, Fax (201) 871-7750; Internet: www.axsys.com

This news release contains certain forward-looking statements including, without limitation, statements regarding the Company's ability to close the sale of its Beau Interconnect Division in the first quarter of 2000, the projected results of the sale and the Company's objective to pursue its business strategy in part through strategic and financial transactions. The Company's business is subject to a variety of risks and uncertainties in addition to those described above. As a result, actual future results and developments may be materially different from those expressed or implied in any forward-looking statement. Disclosure regarding factors affecting the Company's future results and developments is contained in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.